July 28, 2023

Board of Directors
First Horizon Corporation
165 Madison Avenue
Memphis, TN 38103

Ladies and Gentlemen:
I have acted as legal counsel to First Horizon Corporation, a Tennessee corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of an additional $75,000,000 of deferred compensation obligations (the “Securities”) of the Company. The Securities are to be issued to Plan participants pursuant to the terms of the First Horizon Corporation Deferred Compensation Plan (formerly known as the First Horizon National Corporation Deferred Compensation Plan and as the First Tennessee National Corporation Nonqualified Deferred Compensation Plan), as amended (the “Plan”). The Securities are in addition to the $30,000,000 of deferred compensation obligations previously registered for issuance under the Plan pursuant to Reg. No. 333-108738 and the $20,000,000 of deferred compensation obligations previously registered for issuance under the Plan pursuant to Reg. No. 333-212850. I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.
Upon the basis of such examination and subject to the limitations contained herein, it is my opinion that:
1. The Plan has been duly adopted by the Company.
2. The Securities, when issued in accordance with the terms of and subject to the conditions of the Plan, will be duly authorized and validly issued and will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforcement may be limited by (i) applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium, reorganization or other similar laws affecting creditors' rights generally or (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
The foregoing opinions are limited to the federal laws of the United States and the laws of the State of Tennessee, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.
In rendering the foregoing opinion, I have relied to the extent I deem such reliance appropriate as to certain matters on statements, representations, and other information obtained from public officials, officers of the Company, and other sources believed by me to be responsible.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to me in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,

/s/ John A. Niemoeller
John A. Niemoeller
Senior Vice President, Counsel, and
Assistant Corporate Secretary,
First Horizon Corporation